FOR IMMEDIATE RELEASE

Patient Safety Technologies, Inc. Closes $7.1 Million Common Stock Offering

IRVINE, CA, MARCH 31st, 2011 -- Patient Safety Technologies, Inc. (the “Company”) (OTCBB:PSTX) today announced the closing of a $7.1 million common stock financing.  The investors, led by a new institutional investor, together with several existing shareholders and certain members of senior management, purchased 9.48 million shares of common stock at a price of $0.75 per share.  Proceeds from the offering will be used for general corporate purposes including investing in the continued market penetration of the Company’s core offering, the SurgiCount Safety-Sponge® System, a solution proven to improve patient outcomes and reduce healthcare costs by preventing one of the most common errors in surgery, retained surgical sponges.

“After successfully implementing an aggressive cost reduction and restructuring initiative last year, the subsequent goal of this new management team was to properly capitalize the company to help us achieve our growth objectives.  This offering will help us continue to execute our growth plans and positions us well to accelerate our market expansion and new product development,” said Brian E. Stewart, President and Chief Executive Officer of Patient Safety Technologies.

Given the substantial improvement to the Company’s liquidity from this offering and the proximity of the offering to the normal due date of Company’s annual report on Form 10K for the fiscal year ended December 31, 2010, the Company also announced today that it intends to file a Form 12B-25 to allow the Company additional time to evaluate the impact of the offering on its financial position.  The Company expects that it will comply with SEC’s Rule 12B-25 and accordingly that it will be deemed timely in the filing of its Form 10K.

About Patient Safety Technologies, Inc. and SurgiCount Medical
Patient Safety Technologies, Inc., through its wholly owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-Sponge® System, a proprietary solution shown to help improve patient safety and reduce health care costs by preventing one of the most common errors in surgery, retained foreign objects.  For more information, contact SurgiCount Medical, Inc. at (949) 387-2277 or visit www.surgicountmedical.com.

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995.  In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors, risks and uncertainties are discussed in Patient Safety Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2009, as updated from time to time in our filings with the Securities and Exchange Commission.

CONTACT:  Brian E. Stewart, +1-949-387-2277